Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that this Statement on Amendment No. 1 to Schedule 13D with respect to the Common Stock of Loop Industries, Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 27, 2019	/s/ Daniel Solomita
Daniel Solomita, Individually

10036552 Canada Inc.

Dated: November 27, 2019	/s/ Daniel Solomita
By: Daniel Solomita, President and Chief Executive Officer